Exhibit 10.9

FISKER INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Fisker Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the date this Outside Director Compensation Policy is effective (the “Effective Date”).

The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter.

1.	Annual Board Member Service Retainer:

a. All Outside Directors: $50,000.

b. Outside Director serving as Lead Independent Director: $25,000 (in addition to above).

2.	Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $10,000.

b. Member of the Compensation Committee: $7,500.

c. Member of the Nominating and Corporate Governance Committee: $5,000.

3.	Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):

a. Chairperson of the Audit Committee: $25,000.

b. Chairperson of the Compensation Committee: $18,000.

c. Chairperson of the Nominating and Corporate Governance Committee: $10,000.

Equity Compensation

Equity awards will be granted under the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

(a)	Automatic Equity Grants.

(i) Annual Grant for Continuing Outside Directors. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the Effective Date, each continuing Outside Director shall be granted restricted stock units (“RSUs”) under the Plan covering shares of the Company’s Common Stock (“Shares”) having an RSU Value of $200,000 (a “Continuing Director

Annual RSU”); provided that the number of Shares covered by each Continuing Director Annual RSU will be rounded down to the nearest whole Share and, provided further, if the Company does not have an effective Form S-8 registration statement on file with the SEC with sufficient Shares available to cover the applicable restricted stock unit award as of the date such award is to be granted (an “Effective S-8”), the grant of such restricted stock unit award shall be delayed until such time as there is an Effective S-8. Each Continuing Director Annual RSU shall vest in equal quarterly installments over the 12-month period following the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

(ii) Annual Grant for New Outside Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director, be granted restricted stock units under the Plan covering Shares having an RSU Value of $200,000, pro-rated based on the number of full months that are expected to lapse between the Outside Director’s appointment to the Board and the next Annual Meeting (a “New Director Annual RSU”); provided that the number of Shares covered by each New Director Annual RSU will be rounded down to the nearest whole Share and, provided further, if there is no Effective S-8, the grant of such restricted stock unit award shall be delayed until such time as there is an Effective S-8. Each New Director Annual RSU shall vest in equal installments on each full quarterly anniversary from the Company’s last Annual Meeting that are expected to lapse between the Outside Director’s appointment to the Board and the next Annual Meeting, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

(b) Vesting; Change in Control. All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date. Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.

(c) Calculation of RSU Value. The “RSU Value” of a restricted stock unit award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the average closing price of a Share on the stock exchange or a national market system on which the Shares are listed over the 30 trading days preceding the grant date.

(d) Remaining Terms. The remaining terms and conditions of each restricted stock unit award granted under this policy will be as set forth in the Plan and the Company’s standard form of restricted stock unit award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Discretion to Receive RSUs in Lieu of Annual Cash Retainer

(a) RSU Election. Each Outside Director may elect to convert all or a portion of his or her Annual Board Member Service Retainer (not including any annual retainer that an Outside Director may receive for serving as Lead Director and not including any annual retainers for committee service) into RSUs under either of the following alternatives (such election, an “RSU Election”):

(i) Quarterly RSU Election. If an Outside Director timely makes a quarterly RSU Election, then on the quarterly cash retainer payment date(s) to which such RSU Election applies, such Outside Director will automatically and in lieu of the applicable cash retainer payment be granted a number of RSUs equal to (x) the amount of cash subject to such RSU Election divided by (y) the applicable RSU Value on such date. Such RSUs will be fully vested on the grant date.

(ii) Annual RSU Election. If an Outside Director timely makes an annual RSU Election, then on the Annual Meeting date(s) to which such RSU Election applies, such Outside Director will automatically and in lieu of the applicable cash retainer payment payable with respect to such fiscal year be granted a number of RSUs equal to (x) the amount of cash subject to such RSU Election divided by (y) the applicable RSU Value on such date. Such RSUs will be subject to vesting on the same schedule, and subject to the same conditions, as applied to the underlying annual cash retainer.

(b) RSU Election Mechanics. Each RSU Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of a cash retainer payment date (with respect to a quarterly RSU Election) or at least 10 business days in advance of the scheduled Annual Meeting date to which such RSU Election applies (with respect to an annual RSU Election), and subject to any other conditions specified by the Board or Compensation Committee. An Outside Director may only make an RSU Election during a period in which the Company is not in a quarterly or special blackout period and only if there is an Effective S-8. Once an RSU Election is properly submitted, it will remain in effect for successive cash retainer payment dates unless and until the Outside Director revokes it in accordance with clause (c) below or there is no Effective S-8.

(c) RSU Election Revocation Mechanics. The revocation of any RSU Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of the cash retainer payment date to which such RSU Election applies (with respect to a quarterly RSU Election) or at least 10 business days in advance of the scheduled Annual Meeting date to which such RSU Election applies (with respect to an annual RSU Election), and subject to any other conditions specified by the Board or Compensation Committee. An Outside Director may only revoke an RSU Election during a period in which the Company is not in a quarterly or special blackout period. Once the revocation of the RSU Election is properly submitted, it will remain in effect for successive cash retainer payment dates unless and until the Outside Director makes a new RSU Election in accordance in accordance with clause (b) above. The section below entitled “Discretion to Receive Cash in Lieu of RSUs” may not be utilized as a separate means of revoking any RSU Election.

Discretion to Receive Cash in Lieu of RSUs

(a) Cash Election. Each Outside Director may elect to convert all or a portion of his or her RSUs into cash (such election, a “Cash Election”). If an Outside Director timely makes a Cash Election, then on each RSU grant date to which such Cash Election applies, such Outside Director automatically and in lieu of such RSUs will be granted a restricted cash award with respect to the value of such RSUs as calculated in accordance with this Director Compensation Policy. Such restricted cash award will vest pursuant to the underlying RSUs’ vesting schedule in accordance with this Director Compensation Policy (disregarding for this purpose such Cash Election).

(b) Cash Election Mechanics. Each Cash Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of the scheduled Annual Meeting date to which such Cash Election applies, and subject to any other conditions specified by the Board or Compensation Committee and the share ownership guidelines of the Company as they may exist from time to time. An Outside Director may only make a Cash Election during a period in which the Company is not in a quarterly or special blackout period. Once a Cash Election is properly submitted, it will be in effect for the next RSU grant date and will remain in effect for successive RSU grant dates unless and until the Outside Director revokes it in accordance with clause (c) below.

(c) Cash Election Revocation Mechanics. The revocation of any Cash Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of the scheduled Annual Meeting date to which such Cash Election applies, and subject to any other conditions specified by the Board or Compensation Committee. An Outside Director may only revoke a Cash Election during a period in which the Company is not in a quarterly or special blackout period. Once the revocation of the Cash Election is properly submitted, it will be in effect for the next RSU grant date and will remain in effect for successive RSU grant dates unless and until the Outside Director makes a new Cash Election in accordance in accordance with clause (b) above. The section above entitled “Discretion to Receive RSUs in Lieu of Cash” may not be utilized as a separate means of revoking any Cash Election.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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